EXHIBIT 23.1

Suite 400 - 889 West Pender Street Vancouver, BC Canada V6C 3B2 Tel 604 694-6070 Fax 604 585-8377 info@staleyokada.com www.staleyokada.com

November 7, 2006

Papertradex (US) Inc.
Suite 5.18, 130 Shaftesbury Avenue
London, England W1D 5EU

Attention: Rory Oliver, President

Re:	Papertradex (US) Inc.
Registration Statement Form SB-2

Ladies and Gentlemen:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our reports dated September 20, 2006 for the period ended September 30, 2005, and September 20, 2006 for the years ended September 30, 2005 and 2004, in respect of the following financial statements, in the registration statement to be filed by Papertradex (US) Inc. (formerly Censox Technologies Inc.) (the “Company”) with the United States Securities and Exchange Commission to register 10,412,540 shares of common stock of the Company for resale by certain selling stockholders:

  the balance sheet of Censox Technologies Inc. as at September 30, 2005, and the related statements of changes in stockholders’ equity, operations and cash flows for the period from incorporation (May 23, 2005) to September 30, 2005; and

  the balance sheets of Papertradex Europe Limited as at September 30, 2005 and 2004 and the related statements of changes in stockholders’ deficiency, operations and cash flows for the years ended September 30, 2005 and 2004 and for the period from incorporation (August 28, 2003) to September 30, 2005.

We also consent to the inclusion of our name under the caption “Experts” in the Form SB-2.

Very truly yours,

“Staley, Okada & Partners”

Staley, Okada & Partners
CHARTERED ACCOUNTANTS